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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Baker                        David                     R.
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   (Last)                       (First)                   (Middle)

                             1400 Park Place Tower
                              20001 Park Place N.
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                                    (Street)

Birmingham                             AL                  35203-2700
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

                                        02/27/03
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     HiEnergy Technologies, Inc. (HIET)

________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     | |  Officer (give title below)           |_|  Other (specify below)


     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
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

Common Stock                             205,307                     D
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Common Stock                             60,710                      I                    By BJW Investments LLC (1)
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Common Stock                             152,245                     I                    By Advanced Projects group, Inc.(2)
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

                                  Page 1 of 2
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FORM 3 (continued)

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6.Nature of
                         ----------------------                            or               Exercise       (D) or        Indirect
                         Date       Expira-                                Number           Price of       Indirect      Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)           Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)    (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------

(3)                      (4)        --              Common Stock           44,705         (5)             D
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===================================================================================================================================

Explanation of Responses:

     (1) These shares are owned directly by BJW Investments LLC, an Alabama limited liability company, and indirectly by the reporting person, who is a member of BJW Investments LLC. The reporting person disclaims beneficial ownership of these securities beyond his one-third pecuniary interest in BJW Investments LLC, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.
     (2) These shares represent the proportionate pecuniary interest of the reporting person in shares owned directly by Advanced Projects Group, Inc., a Delaware corporation, and indirectly by the reporting person, who is a greater than ten percent owner of the outstanding shares of Advanced Project Group, Inc. The reporting person does not control
          Advanced Projects Group, Inc., either individually or as part of a group, and thus is not an affiliate of Advanced Projects Group, Inc. The reporting person disclaims beneficial ownership of the shares owned by Advanced Project Group, Inc. beyond his pecuniary interest, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of
          Section  16 or for any other  purpose.
     (3) Common Stock of HiEnergy Microdevices, Inc., a majority-owned subsidiary of the issuer, that may be exchanged for Common Stock of the issuer.
     (4)  Currently or upon an exchange offer with the issuer.
     (5) Each share of HiEnergy Microdevices, Inc. for 22.3524 shares of the issuer.


/s/ David  R. Baker                                          March 7, 2003
----------------------------------------------           -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

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